      Date:  May 13, 2013

To:  Lynne R. Graves

From:  Daniel W. Dixon

Subject: Power of Attorney for Filing Forms 3, 4 and 5

To whom it may concern:

I, Daniel W. Dixon, am giving full authority to one Lynne R. Graves to file Form
3, Form 4 and Form 5 on my behalf with the necessary and required regulatory agencies.

______________________________________
Daniel W. Dixon